Exhibit 4.7

AMENDMENT NO. 9

INTERNATIONAL SPECIALTY PRODUCTS INC. 401(K) PLAN

WHEREAS, International Specialty Products Inc. (the “Company”) maintains for the benefit of certain employees the International Specialty Products Inc. 401(k) Plan (the “Plan”); and

WHEREAS, the Company has determined that participation and contribution under the Plan will be frozen for Employees of the Company’s Freetown Facility (the “Transferred Employees”).

Now, THEREFORE, Appendix A of the Plan is hereby amended, effective as of January 1, 2013, in the following respects:

I. Section II of Appendix A shall be amended by adding the following to the end thereof which shall read as follow:

“Notwithstanding any contrary provision of the Plan, effective January 1, 2013, any Transferred Employee who is an Excluded Employee shall not be eligible to actively participate within the Plan but shall remain a Participant with respect to that portion of Account Balances accrued prior to January 1, 2013.”

II. Section III of Appendix A shall be amended by adding the following to the end thereof which shall read as follows:

“Effective as of January 1, 2013, the Special Contribution to the Plan detailed in this Section III of Appendix A shall be suspended.”

III. In all other respects the Plan shall remain unchanged.

IN WITNESS WHEREOF, the undersigned has executed this Amendment this     day of             , 2013

INTERNATIONAL SPECIALTY PRODUCTS INC.

By:	/s/ Susan B. Esler
Its:	Authorized Representative